EXECUTION COPY
CONFIDENTIAL

AMENDMENT NUMBER 1
TO
AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NUMBER 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of June 2, 2016, by and among Vonage Holdings Corp., a Delaware corporation (“Parent”), Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Nexmo Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of certain securityholders of the Company (the “Representative”). Capitalized terms used but not otherwise defined in this Amendment have the meanings assigned to such terms in the Agreement (as defined below).
RECITALS
WHEREAS, Parent, Merger Sub, the Company and the Representative are parties to that certain Agreement and Plan of Merger, dated as of May 5, 2016 (the “Agreement”); and
WHEREAS, Parent, Merger Sub, the Company and the Representative desire to amend the Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
AMENDMENTS
1.1
    Amendments to Article I of the Agreement. Article I of the Agreement is hereby amended as follows:

(a)	The definition of “Adjusted Transaction Value” in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

““Adjusted Transaction Value” means, subject to adjustment in accordance with Section 2.4, an amount equal to (i) $230,000,000, plus (ii) the Closing Cash Amount, plus (iii) the Aggregate Exercise Amount, plus (iv) the Aggregate EMI Exercise Price Amount, minus (v) the Closing Debt Amount, minus (vi) the amount of the Unpaid Transaction Fees.”

(b)	The definition of “Aggregate Consideration Amount” in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

““Aggregate Consideration Amount” means an amount equal to (i) the Adjusted Transaction Value, minus (ii) the Aggregate Exercise Amount, minus (iii) the Aggregate EMI Exercise Price Amount, minus (iv) the Aggregate Assumed Option Value.”

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(c)	Article I of the Agreement is hereby amended and supplemented by adding the following new definition (following the definition of “Aggregate Consideration Amount”):

““Aggregate EMI Exercise Price Amount” means an amount equal to the sum of the EMI Exercise Prices of all Vested EMI Options that are exercised in accordance with Section 2.2(d).”

(d)	Clause (i) of the definition of “Closing Financials Certificate” in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the Closing Debt Amount (including an itemized list thereof and detailing any such amount that will be owed as of the Effective Time and to whom) and the Closing Cash Amount and”

(e)	Article I of the Agreement is hereby amended and supplemented by adding the following new definition (following the definition of “Cash Consideration”):

““Closing Cash Amount” means the total amount of unrestricted cash and cash equivalents (in each case determined in accordance with GAAP) in all accounts of the Company (including wires sent to, and checks deposited with, such accounts but not yet cleared, but excluding wires sent from, and checks deposited against, such accounts but not yet cleared) as of 12:01 a.m. Pacific Time on the Closing Date (it being understood that the Closing Cash Amount shall not be considered part of the Current Assets); provided, that any cash or cash equivalents contained in the Company’s Wells Fargo TDA Card Security Deposit collateralizing the Wells Fargo credit card program in the United States shall be considered restricted cash or cash equivalents for purposes of this definition; provided further, however, that any such cash or cash equivalents collateralizing the Wells Fargo credit card program in the United States as of 12:01 a.m. Pacific Time on the Closing Date that becomes unrestricted cash by 11:59 p.m. Pacific Time on the Closing Date will not be considered restricted cash or cash equivalents for purposes of this definition.”

(f)	The definition of “Current Assets” in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

““Current Assets” means the Company’s current assets as of 12:01 a.m. Pacific Time on the Closing Date determined in accordance with GAAP, as applied in the illustrative example set forth on Schedule 1.1(b).”

(g)	The definition of “Current Liabilities” in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

““Current Liabilities” means the Company’s current liabilities as of 12:01 a.m. Pacific Time on the Closing Date (but excluding all Unpaid Transaction Fees and the Closing Debt Amount, in each case to the they would otherwise be considered part of the Current Liabilities of the Company), determined in accordance with GAAP, as applied in the illustrative example set forth on Schedule 1.1(b).”

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(h)	The definition of “Escrow Agent” in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

““Escrow Agent” means SunTrust Bank, in its capacity as escrow agent under the Escrow Agreement.”

(i)	The definition of “Specified Fraction” in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

““Specified Fraction” means, with respect to each share of Company Capital Stock held by a Non-Dissenting Stockholder and each share of Company Common Stock subject to a Company Option held by the Indemnifying Optionholders, the fraction (i) having a numerator equal to the Merger Consideration payable pursuant to Section 2.1(c), Section 2.1(e), Section 2.1(g) or Section 2.2(b), as the case may be, with respect to such share of Company Capital Stock or such share of Company Common Stock subject to such Company Option (including, in each case, amounts to be contributed to the Escrow Fund with respect thereto pursuant to Section 2.5), and (ii) having a denominator equal to the aggregate amount of Merger Consideration payable pursuant to Section 2.1(c), Section 2.1(e), Section 2.1(g) and Section 2.2(b) in respect of all shares of Company Capital Stock held by Non-Dissenting Stockholders and all shares of Company Common Stock subject to Company Options held by the Indemnifying Optionholders (including, in each case, amounts to be contributed to the Escrow Fund with respect thereto pursuant to Section 2.5) (it being understood that, for purposes of this definition, each share of Parent Common Stock shall be valued at the Average Trading Price); provided, that for purposes of this definition, the Specified Fraction with respect to each share of Company Capital Stock received on exercise of a Vested EMI Option pursuant to Section 2.2(d) shall be calculated after reducing the Merger Consideration payable in respect of such share by the applicable EMI Option Amount in accordance with Section 2.2(d).”

1.2
    Amendment to Section 2.3(b) of the Agreement.

(a)	The first sentence of Section 2.3(b) is hereby amended and restated in its entirety to read as follows:

“With respect to any Qualifying Holder (other than an Indemnifying Optionholder), the Per Share Escrow Contribution Amount with respect to each share of Company Capital Stock held by such Qualifying Holder shall be contributed to the Escrow Fund as: (A) an amount in cash equal to the product of (1) such Per Share Escrow Contribution Amount, multiplied by (2) the Cash Percentage; and (B) that number of shares of Parent Common Stock equal to the quotient of (1) the product of (aa) such Per Share Escrow Contribution Amount, multiplied by (bb) the Stock Percentage, divided by (2) the Average Trading Price.”

(b)	Section 2.3(b) is hereby amended by adding the following sentence to the end thereof:

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“With respect to any Indemnifying Optionholder, such Indemnifying Holder’s Per Share Escrow Contribution Amount with respect to each share of Company Common Stock subject to a Company Option held by such Indemnifying Optionholder shall be contributed to the Escrow Fund entirely in cash.”

1.3
    Amendment to Section 2.4 of the Agreement.

(a)	Section 2.4(c) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Following the Closing Date, Parent shall prepare and deliver to the Representative, as soon as reasonably practicable but in no event later than 90 days following the Closing Date, a consolidated balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”), which will include a calculation of the Closing Cash Amount, and a statement of the Closing Working Capital Amount derived from the Closing Balance Sheet (the “Closing Working Capital Statement”). The Closing Balance Sheet, the calculation of the Closing Cash Amount, and the Closing Working Capital Statement shall be prepared in accordance with GAAP using the same practices, procedures, principles, classifications and methodologies applied in the preparation of the Company Balance Sheet (including with respect to the establishing of reserves).”

(b)	Section 2.4(d) of the Agreement is hereby amended and restated in its entirety to read as follows:
“The Representative shall have 30 days from its receipt of the Closing Working Capital Statement (the “Objection Period”) to review the Closing Working Capital Statement and Parent’s calculation of the Closing Cash Amount. Parent shall grant the Representative access at reasonable times and places and upon reasonable advance notice to all books, records and employees of the Surviving Corporation as reasonably requested by the Representative in connection with its review of the Closing Working Capital Statement and Parent’s calculation of the Closing Cash Amount. Upon the expiration of the Objection Period, the Representative, on behalf of all Company Stockholders, shall be deemed to have accepted, and shall be bound by, the Closing Working Capital Statement, the calculation therein of the Closing Working Capital Amount, and Parent’s calculation of the Closing Cash Amount, unless the Representative shall have informed Parent in writing of its disagreement with the Closing Working Capital Statement and/or Parent’s calculation of the Closing Cash Amount prior to the expiration of the Objection Period (the “Objection”), specifying each disputed item and setting forth in reasonable detail the basis for each such dispute (each, a “Disputed Item”). Parent shall have 30 days from the date on which it receives the Objection (the date on which such 30 day period ends, the “Response Date”) to review and respond to such Objection. If Parent and the Representative are able to negotiate a mutually agreeable resolution of each Disputed Item, and each signs a certificate to that effect, the Closing Working Capital Statement and the calculation therein of the Closing Working Capital Amount and/or the Closing Cash Amount and the calculation thereof, as applicable and as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement. If any Disputed Items have not been resolved by the Response Date, either Parent or the Representative may refer such Disputed Items to an independent,

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mutually agreeable, nationally recognized public accounting firm (the “Accounting Referee”) who shall accept its appointment within seven days after such referral, to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof. The Accounting Referee shall act as an expert and not as an arbitrator. The Accounting Referee shall be directed to make a determination of the Disputed Items in accordance with Section 2.4(e) promptly, but no later than 30 days, after acceptance of its appointment. Parent and the Representative agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 2.4(d), including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement. Parent and the Representative shall make readily available to the Accounting Referee all relevant books, records and employees of the Company and the Surviving Corporation that are reasonably requested by the Accounting Referee in connection with the Accounting Referee’s review of any Disputed Items.”

(c)	Section 2.4(e) of the Agreement is hereby amended and restated in its entirety to read as follows:
“If Disputed Items are referred to the Accounting Referee for resolution pursuant to Section 2.4(d), the Accounting Referee shall determine only with respect to the Disputed Items submitted whether and to what extent, if any, the Closing Working Capital Amount set forth in the Closing Working Capital Statement or the Closing Cash Amount set forth in the Closing Balance Sheet requires adjustment. With respect to each Disputed Item, the Accounting Referee’s determination shall be within the range of values assigned to such Disputed Item by Parent and the Representative. Any finding by the Accounting Referee shall be (i) a reasoned award stating in reasonable detail the findings of fact on which it is based, (ii) final, non-appealable and binding upon the parties hereto and (iii) the sole and exclusive remedy between the parties hereto regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by Parent and the Representative (on behalf of the Company Stockholders and the Indemnifying Optionholders in accordance with their respective Pro Rata Shares) in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Parent or the Representative, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. Each of Parent and the Representative (on behalf of the Company Stockholders and the Indemnifying Optionholders in accordance with their respective Pro Rata Shares) shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 2.4.”

(d)	Section 2.4(f)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:
“If, upon the final determination of the Closing Working Capital Amount as provided in Section 2.4(d) or 2.4(e), the Closing Working Capital Amount is greater than the Working Capital Upper Threshold, Parent shall promptly deliver, or cause to be delivered, an aggregate amount in cash equal to such excess to (A) the Exchange Agent for payment to the Company Stockholders in accordance with the Exchange Agent Agreement and (B) to the Surviving Corporation or an Affiliate thereof, for subsequent release to the Indemnifying Optionholders as part of the second regularly scheduled payroll cycle of the Surviving Corporation or such Affiliate following such release. If, upon the final

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determination of the Closing Cash Amount as provided in Section 2.4(d) or 2.4(e), the Closing Cash Amount is greater than the Closing Cash Amount set forth in the Spreadsheet, then Parent shall promptly deliver, or cause to be delivered, an aggregate amount in cash equal to such excess to (I) the Exchange Agent for payment to the Company Stockholders in accordance with the Exchange Agent Agreement and (II) to the Surviving Corporation or an Affiliate thereof, for subsequent release to the Indemnifying Optionholders as part of the second regularly scheduled payroll cycle of the Surviving Corporation or such Affiliate following such release. Subject to Section 9.9, any such amounts shall be promptly distributed to the Company Stockholders and the Indemnifying Optionholders in accordance with each their respective Pro Rata Shares.”

(e)	Section 2.4(f)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:
“If, upon the final determination of the Closing Working Capital Amount as provided in Section 2.4(d) or 2.4(e), the Closing Working Capital Amount is less than the Working Capital Lower Threshold, the Representative and Parent shall instruct the Escrow Agent to release an amount in cash equal to such difference from the Escrow Fund to Parent. If, upon the final determination of the Closing Cash Amount as provided in Section 2.4(d) or 2.4(e), the Closing Cash Amount is less than the Closing Cash Amount set forth in the Spreadsheet, the Representative and Parent shall instruct the Escrow Agent to release an amount in cash equal to such difference from the Escrow Fund to Parent.”
1.4
    Amendment to Section 2.5(a) of the Agreement. Clause (A) of Section 2.5(a) of the Agreement is hereby amended and restated in its entirety to read as follows: “an amount in cash equal to the aggregate cash portion of the Per Share Escrow Contribution Amount (as determined pursuant to Section 2.3(b)) in respect of all shares of Company Capital Stock held by the Non-Dissenting Stockholders and all shares of Company Common Stock subject to Company Options held by the Indemnifying Optionholders (the “Escrow Cash”) and”.

1.5
    Amendment to Section 2.8(a) of the Agreement. Section 2.8(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“At or promptly after the Effective Time, Parent shall deposit, or cause to be deposited: (i) with Acquiom Clearinghouse LLC or such other Person as Parent may select (the “Exchange Agent”) (A) for the benefit of the Company Stockholders, an amount in cash equal to (1) the Cash Consideration, minus (2) the Withholding Options Closing Payment, minus (3) the cash portion of the Aggregate Indemnifying Option Payment payable at the Closing, minus (4) the Escrow Cash, and (B) for the benefit of the Company Stockholders and the Indemnifying Optionholders, the Stock Consideration, in the form of certificates of Parent Common Stock issued in the name of each Qualifying Holder, to be held by the Exchange Agent in accordance with the terms of the exchange agent agreement (the “Exchange Agent Agreement”) to be executed prior to the Closing by Parent and the Exchange Agent; provided, that Parent shall not deposit with the Exchange Agent any portion of the Cash Consideration or the Stock Consideration retained by Parent pursuant to the terms of any Management Holder’s Support Agreement, which amounts shall be paid out (if at all) in accordance with the terms of the applicable Support Agreement; and (ii) with the Surviving Corporation, (A) for the benefit of the Company Optionholders (other than the Indemnifying Optionholders) who, as of

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immediately prior to the Effective Time, hold Company Options with respect to which the Company has Tax withholding obligations (“Withholding Options”) that are not Underwater Options, an amount (such amount, the “Withholding Options Closing Payment”) equal to the portion of the Aggregate Cash Option Payment attributable to such Withholding Options, which shall be distributed in accordance with Section 2.2(a), and (B) for the benefit of the Indemnifying Optionholders, an amount equal to the cash portion of the Aggregate Indemnifying Option Payment payable at the Closing, which shall be distributed in accordance with Section 2.2(b).”

1.6
    Amendment to Section 2.8(g) of the Agreement. Section 2.8(g) of the Agreement is hereby amended and restated in its entirety to read as follows: “For the avoidance of doubt, in no event shall Parent or any of its Affiliates be required to pay an amount in excess of $230,000,000, plus the Closing Cash Amount, plus any amount payable by Parent pursuant to Section 2.4(f)(ii), plus the Variable Payout Amount (if any) under this Agreement.

1.7
    Amendment to Section 2.12(j)(v) of the Agreement. Section 2.12(j)(v) of the Agreement is hereby amended and restated in its entirety to read as follows:

““Payout Specified Fraction” means with respect to each share of Company Capital Stock held by a Participating Holder or share of Company Common Stock subject to a Company Option held by a Participating Holder, the fraction having a numerator equal to the Merger Consideration payable pursuant to Section 2.1(c), Section 2.1(e), Section 2.1(g) or Section 2.2(b), as the case may be, with respect to such share of Company Capital Stock or such share of Company Common Stock subject to such Company Option (including, in each case, amounts to be contributed to the Escrow Fund with respect thereto pursuant to Section 2.5), and having a denominator equal to the aggregate amount of Merger Consideration payable pursuant to Section 2.1(c), Section 2.1(e), Section 2.1(g) or Section 2.2(b) in respect of all shares of Company Capital Stock held by Participating Holders or shares of Company Common Stock subject to Company Options held by Participating Holders (including, in each case, amounts to be contributed to the Escrow Fund with respect thereto pursuant to Section 2.5) (it being understood that, for purposes of this definition, each share of Parent Common Stock shall be valued at the Average Trading Price); provided, that for purposes of this definition, the Payout Specified Fraction with respect to each share of Company Capital Stock received on exercise of a Vested EMI Option pursuant to Section 2.2(d) shall be calculated after reducing the Merger Consideration payable in respect of such share by the applicable EMI Option Amount in accordance with Section 2.2(d).”

1.8
    Other Amendments to the Agreement. The Agreement is hereby amended so that (a) all references to “Indemnifying Option Cash Payment” are changed to “Indemnifying Option Payment”, (b) all references to “Aggregate Indemnifying Option Cash Payment” are changed to “Aggregate Indemnifying Option Payment”, (c) all references to “Exchange Agent” are changed to “Payment Agent” and (d) all references to “Exchange Agent Agreement” are changed to “Payment Agent Agreement”.

1.9
    Amendments to Exhibits to the Agreement. Exhibit F of the Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto. Exhibit G of the Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B attached hereto.

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ARTICLE II
MISCELLANEOUS

2.1
    Effect on Agreement. The Agreement shall continue in full force and effect as amended by this Amendment. From and after the date hereof, all references to the Agreement shall be deemed to mean the Agreement, as amended by this Amendment.

2.2
    Governing Law. This Amendment shall be governed by and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles.

2.3
    Headings. The division of this Amendment into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Amendment.

2.4
    Counterparts. This Amendment may be executed in any number of counterparts (including via facsimile, .pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

2.5
     Entire Agreement. This Amendment, the Agreement, the exhibits and schedules hereto and thereto, the Company Ancillary Agreements, the Company Disclosure Letter, the Parent Ancillary Agreements, the Confidentiality Agreement and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

VONAGE HOLDINGS CORP.

By: ___David T. Pearson_________
Name: David T. Pearson
Title: CFO

NEPTUNE ACQUISITION CORP.

By: ____David T. Pearson__________
Name: David T. Pearson
Title: President

NEXMO INC.

By: _____Antoine Jamous_________
Name: Antoine Jamous
Title: CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC
solely in its capacity as representative of certain of the     securityholders of the Company

By: ____W. Paul Koenig__________
Name: W. Paul Koenig
Title: Managing Director

[SIGNATURE PAGE TO AMENDMENT NUMBER 1 TO AGREEMENT AND PLAN OF MERGER]

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